                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                 SCHEDULE 13G/A

                  UNDER THE SECURITIES AND EXCHANGE ACT OF 1934

                                 AMENDMENT NO. 1



                             Align Technology, Inc.
              ----------------------------------------------------
                                (Name of Issuer)


                         Common Stock, $0.0001 par value
              ----------------------------------------------------
                         (Title of Class of Securities)


                                    016255101
              ----------------------------------------------------
                                 (CUSIP Number)

                                November 20, 2002
              ----------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

          [_]     Rule 13d-1(b)
          [X]     Rule 13d-1(c)
          [_]     Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




PERSONS WHO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

CUSIP NO.  016255101                                         PAGE 2 OF 13 PAGES

------------------------------------------------------------------------------------------------------------------------------
     1                               NAME OF REPORTING PERSONS
                                     I.R.S. Identification Nos. of above Persons (Entities Only)

                                     LLURA L. GUND, as trustee for the Dionis Trust, the Gordon Gund - Grant Gund Trust, the
                                     Gordon Gund - G. Zachary Gund Trust, the Anna Barrows Beakey 1998 Trust and the Katharine
                                     Barrows Dadagian 1998 Trust
------------------------------------------------------------------------------------------------------------------------------
     2                               CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                              (See Instructions)                                                   (a)   [_]
                                                                                                                   (b)   [X]
------------------------------------------------------------------------------------------------------------------------------
     3                               SEC USE ONLY


------------------------------------------------------------------------------------------------------------------------------
     4                               CITIZENSHIP OR PLACE OF ORGANIZATION


                                     UNITED STATES OF AMERICA
------------------------------------------------------------------------------------------------------------------------------
              NUMBER OF                   5       SOLE VOTING POWER
               SHARES
        BENEFICIALLY OWNED BY
                EACH
              REPORTING
             PERSON WITH                                   1,000,000
                                          ------------------------------------------------------------------------------------
                                          6       SHARED VOTING POWER


                                                           2,320,572
                                          ------------------------------------------------------------------------------------
                                          7
                                                  SOLE DISPOSITIVE POWER

                                                           1,000,000
                                          ------------------------------------------------------------------------------------
                                          8        SHARED DISPOSITIVE POWER

                                                           2,320,572
------------------------------------------------------------------------------------------------------------------------------
     9                               AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


                                              3,320,572
------------------------------------------------------------------------------------------------------------------------------
     10                              CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                     (See Instructions)                                                                  [_]



------------------------------------------------------------------------------------------------------------------------------
     11                              PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                              5.75%

------------------------------------------------------------------------------------------------------------------------------
     12                              TYPE OF REPORTING PERSON  (See Instructions)

                                              IN

------------------------------------------------------------------------------------------------------------------------------

CUSIP NO.  016255101                                         PAGE 3 OF 13 PAGES

------------------------------------------------------------------------------------------------------------------------------
     1                               NAME OF REPORTING PERSONS
                                     I.R.S. Identification Nos. of above Persons (Entities Only)

                                     GRANT GUND, individually, and as trustee for the Gordon Gund - Grant Gund Generation Skipping
                                     Trust, the Llura Blair Gund Gift Trust and the Grant Owen Gund Gift Trust
------------------------------------------------------------------------------------------------------------------------------
     2                               CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                              (See Instructions)                                                   (a)   [_]
                                                                                                                   (b)   [X]
------------------------------------------------------------------------------------------------------------------------------
     3                               SEC USE ONLY


------------------------------------------------------------------------------------------------------------------------------
     4                               CITIZENSHIP OR PLACE OF ORGANIZATION


                                     UNITED STATES OF AMERICA
------------------------------------------------------------------------------------------------------------------------------
              NUMBER OF                   5       SOLE VOTING POWER
               SHARES
        BENEFICIALLY OWNED BY
                EACH
              REPORTING
             PERSON WITH                                   351,666
                                          ------------------------------------------------------------------------------------
                                          6       SHARED VOTING POWER


                                                           929,773
                                          ------------------------------------------------------------------------------------
                                          7
                                                  SOLE DISPOSITIVE POWER

                                                           351,666
                                          ------------------------------------------------------------------------------------
                                          8        SHARED DISPOSITIVE POWER

                                                           929,773
------------------------------------------------------------------------------------------------------------------------------
     9                               AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


                                              1,281,439
------------------------------------------------------------------------------------------------------------------------------
     10                              CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                     (See Instructions)                                                                  [_]



------------------------------------------------------------------------------------------------------------------------------
     11                              PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                              2.22%

------------------------------------------------------------------------------------------------------------------------------
     12                              TYPE OF REPORTING PERSON  (See Instructions)

                                              IN

------------------------------------------------------------------------------------------------------------------------------

CUSIP NO.  016255101                                         PAGE 4 OF 13 PAGES

     1                               NAME OF REPORTING PERSONS
                                     I.R.S. Identification Nos. of above Persons (Entities Only)

                                     G. ZACHARY GUND, individually, and as trustee for the Gordon Gund - G. Zachary Gund
                                     Generation Skipping Trust
------------------------------------------------------------------------------------------------------------------------------
     2                               CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                              (See Instructions)                                                   (a)   [_]
                                                                                                                   (b)   [X]
------------------------------------------------------------------------------------------------------------------------------
     3                               SEC USE ONLY


------------------------------------------------------------------------------------------------------------------------------
     4                               CITIZENSHIP OR PLACE OF ORGANIZATION


                                     UNITED STATES OF AMERICA
------------------------------------------------------------------------------------------------------------------------------
              NUMBER OF                   5       SOLE VOTING POWER
               SHARES
        BENEFICIALLY OWNED BY
                EACH
              REPORTING
             PERSON WITH                                   351,666
                                          ------------------------------------------------------------------------------------
                                          6       SHARED VOTING POWER


                                                           839,437
                                          ------------------------------------------------------------------------------------
                                          7
                                                  SOLE DISPOSITIVE POWER

                                                           351,666
                                          ------------------------------------------------------------------------------------
                                          8        SHARED DISPOSITIVE POWER

                                                           839,437
------------------------------------------------------------------------------------------------------------------------------
     9                               AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


                                              1,191,139
------------------------------------------------------------------------------------------------------------------------------
     10                              CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                     (See Instructions)                                                                  [_]



------------------------------------------------------------------------------------------------------------------------------
     11                              PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                              2.06%

------------------------------------------------------------------------------------------------------------------------------
     12                              TYPE OF REPORTING PERSON  (See Instructions)

                                              IN

------------------------------------------------------------------------------------------------------------------------------

CUSIP NO.  016255101                                         PAGE 5 OF 13 PAGES

     1                               NAME OF REPORTING PERSONS
                                     I.R.S. Identification Nos. of above Persons (Entities Only)

                                     GORDON GUND, as trustee for the Dionis Trust
------------------------------------------------------------------------------------------------------------------------------
     2                               CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                              (See Instructions)                                                   (a)   [_]
                                                                                                                   (b)   [X]
------------------------------------------------------------------------------------------------------------------------------
     3                               SEC USE ONLY


------------------------------------------------------------------------------------------------------------------------------
     4                               CITIZENSHIP OR PLACE OF ORGANIZATION


                                     UNITED STATES OF AMERICA
------------------------------------------------------------------------------------------------------------------------------
              NUMBER OF                   5       SOLE VOTING POWER
               SHARES
        BENEFICIALLY OWNED BY
                EACH
              REPORTING
             PERSON WITH                                   -0-
                                          ------------------------------------------------------------------------------------
                                          6       SHARED VOTING POWER


                                                           2,270,572
                                          ------------------------------------------------------------------------------------
                                          7
                                                  SOLE DISPOSITIVE POWER

                                                           -0-
                                          ------------------------------------------------------------------------------------
                                          8        SHARED DISPOSITIVE POWER

                                                           2,270,572
------------------------------------------------------------------------------------------------------------------------------
     9                               AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


                                              2,270,572
------------------------------------------------------------------------------------------------------------------------------
     10                              CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                     (See Instructions)                                                                  [_]



------------------------------------------------------------------------------------------------------------------------------
     11                              PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                              3.93%

------------------------------------------------------------------------------------------------------------------------------
     12                              TYPE OF REPORTING PERSON  (See Instructions)

                                              IN

------------------------------------------------------------------------------------------------------------------------------

CUSIP NO.  016255101                                         PAGE 6 OF 13 PAGES

     1                               NAME OF REPORTING PERSONS
                                     I.R.S. Identification Nos. of above Persons (Entities Only)

                                     RICHARD T. WATSON, as trustee for the Gordon Gund - G. Zachary Gund Generation Skipping
                                     Trust and the Gordon Gund - Grant Gund Generation Skipping Trust
------------------------------------------------------------------------------------------------------------------------------
     2                               CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                              (See Instructions)                                                   (a)   [_]
                                                                                                                   (b)   [X]
------------------------------------------------------------------------------------------------------------------------------
     3                               SEC USE ONLY


------------------------------------------------------------------------------------------------------------------------------
     4                               CITIZENSHIP OR PLACE OF ORGANIZATION


                                     UNITED STATES OF AMERICA
------------------------------------------------------------------------------------------------------------------------------
              NUMBER OF                   5       SOLE VOTING POWER
               SHARES
        BENEFICIALLY OWNED BY
                EACH
              REPORTING
             PERSON WITH                                   -0-
                                          ------------------------------------------------------------------------------------
                                          6       SHARED VOTING POWER


                                                           1,678,946
                                          ------------------------------------------------------------------------------------
                                          7
                                                  SOLE DISPOSITIVE POWER

                                                           -0-
                                          ------------------------------------------------------------------------------------
                                          8        SHARED DISPOSITIVE POWER

                                                           1,678,946
------------------------------------------------------------------------------------------------------------------------------
     9                               AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


                                              1,678,946
------------------------------------------------------------------------------------------------------------------------------
     10                              CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                     (See Instructions)                                                                  [_]



------------------------------------------------------------------------------------------------------------------------------
     11                              PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                              2.91%

------------------------------------------------------------------------------------------------------------------------------
     12                              TYPE OF REPORTING PERSON  (See Instructions)

                                              IN

------------------------------------------------------------------------------------------------------------------------------

CUSIP NO.  016255101                                         PAGE 7 OF 13 PAGES

     1                               NAME OF REPORTING PERSONS
                                     I.R.S. Identification Nos. of above Persons (Entities Only)

                                     REBECCA H. DENT, as trustee for the Gordon Gund - Grant Gund Generation Skipping Trust,
                                     the Gordon Gund - G. Zachary Gund Generation Skipping Trust, the Llura Blair Gund Gift
                                     Trust and the Grant Owen Gund Gift Trust
------------------------------------------------------------------------------------------------------------------------------
     2                               CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                              (See Instructions)                                                   (a)   [_]
                                                                                                                   (b)   [X]
------------------------------------------------------------------------------------------------------------------------------
     3                               SEC USE ONLY


------------------------------------------------------------------------------------------------------------------------------
     4                               CITIZENSHIP OR PLACE OF ORGANIZATION


                                     UNITED STATES OF AMERICA
------------------------------------------------------------------------------------------------------------------------------
              NUMBER OF                   5       SOLE VOTING POWER
               SHARES
        BENEFICIALLY OWNED BY
                EACH
              REPORTING
             PERSON WITH                                   -0-
                                          ------------------------------------------------------------------------------------
                                          6       SHARED VOTING POWER


                                                           1,769,246
                                          ------------------------------------------------------------------------------------
                                          7
                                                  SOLE DISPOSITIVE POWER

                                                           -0-
                                          ------------------------------------------------------------------------------------
                                          8        SHARED DISPOSITIVE POWER

                                                           1,769,246
------------------------------------------------------------------------------------------------------------------------------
     9                               AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


                                              1,769,246
------------------------------------------------------------------------------------------------------------------------------
     10                              CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                     (See Instructions)                                                                  [_]



------------------------------------------------------------------------------------------------------------------------------
     11                              PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                              3.07%

------------------------------------------------------------------------------------------------------------------------------
     12                              TYPE OF REPORTING PERSON  (See Instructions)

                                              IN

------------------------------------------------------------------------------------------------------------------------------

CUSIP NO.  016255101                                         PAGE 8 OF 13 PAGES

     1                               NAME OF REPORTING PERSONS
                                     I.R.S. Identification Nos. of above Persons (Entities Only)

                                     GEORGE GUND III, as trustee for the Gordon Gund - Grant Gund Generation Skipping Trust
                                     and the Gordon Gund - G. Zachary Gund Generation Skipping Trust
------------------------------------------------------------------------------------------------------------------------------
     2                               CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                              (See Instructions)                                                   (a)   [_]
                                                                                                                   (b)   [X]
------------------------------------------------------------------------------------------------------------------------------
     3                               SEC USE ONLY


------------------------------------------------------------------------------------------------------------------------------
     4                               CITIZENSHIP OR PLACE OF ORGANIZATION


                                     UNITED STATES OF AMERICA
------------------------------------------------------------------------------------------------------------------------------
              NUMBER OF                   5       SOLE VOTING POWER
               SHARES
        BENEFICIALLY OWNED BY
                EACH
              REPORTING
             PERSON WITH                                   -0-
                                          ------------------------------------------------------------------------------------
                                          6       SHARED VOTING POWER


                                                           1,678,946
                                          ------------------------------------------------------------------------------------
                                          7
                                                  SOLE DISPOSITIVE POWER

                                                           -0-
                                          ------------------------------------------------------------------------------------
                                          8        SHARED DISPOSITIVE POWER

                                                           1,678,946
------------------------------------------------------------------------------------------------------------------------------
     9                               AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


                                              1,678,946
------------------------------------------------------------------------------------------------------------------------------
     10                              CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                     (See Instructions)                                                                  [_]



------------------------------------------------------------------------------------------------------------------------------
     11                              PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                              2.91%

------------------------------------------------------------------------------------------------------------------------------
     12                              TYPE OF REPORTING PERSON  (See Instructions)

                                              IN

------------------------------------------------------------------------------------------------------------------------------

CUSIP NO.  016255101                                         PAGE 9 OF 13 PAGES

     1                               NAME OF REPORTING PERSONS
                                     I.R.S. Identification Nos. of above Persons (Entities Only)

                                     GAIL BARROWS, as trustee for the Anna Barrows Beakey 1998 Trust and the Katharine
                                     Barrows Dadagian 1998 Trust
------------------------------------------------------------------------------------------------------------------------------
     2                               CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                              (See Instructions)                                                   (a)   [_]
                                                                                                                   (b)   [X]
------------------------------------------------------------------------------------------------------------------------------
     3                               SEC USE ONLY


------------------------------------------------------------------------------------------------------------------------------
     4                               CITIZENSHIP OR PLACE OF ORGANIZATION


                                     UNITED STATES OF AMERICA
------------------------------------------------------------------------------------------------------------------------------
              NUMBER OF                   5       SOLE VOTING POWER
               SHARES
        BENEFICIALLY OWNED BY
                EACH
              REPORTING
             PERSON WITH                                   -0-
                                          ------------------------------------------------------------------------------------
                                          6       SHARED VOTING POWER


                                                           50,000
                                          ------------------------------------------------------------------------------------
                                          7
                                                  SOLE DISPOSITIVE POWER

                                                           -0-
                                          ------------------------------------------------------------------------------------
                                          8        SHARED DISPOSITIVE POWER

                                                           50,000
------------------------------------------------------------------------------------------------------------------------------
     9                               AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


                                              50,000
------------------------------------------------------------------------------------------------------------------------------
     10                              CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                     (See Instructions)                                                                  [_]



------------------------------------------------------------------------------------------------------------------------------
     11                              PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                              0.09%

------------------------------------------------------------------------------------------------------------------------------
     12                              TYPE OF REPORTING PERSON  (See Instructions)

                                              IN

------------------------------------------------------------------------------------------------------------------------------

CUSIP NO.  016255101                                         PAGE 10 OF 13 PAGES



        This Amendment No. 1 ("Amendment No. 1") amends and supplements the
Schedule 13G as originally filed by Llura L. Gund, Grant Gund, G. Zachary Gund, Gordon Gund, Richard T. Watson, Rebecca H. Dent, George Gund III and Gail Barrows on September 25, 2002 (as so amended, the "Schedule 13G"). Capitalized terms used by not defined in this Amendment No. 1 have the respective meaning ascribed to them in the Schedule 13G.

        ITEM 2 (a) OF THE SCHEDULE 13G, "IDENTITY AND BACKGROUND," IS HEREBY AMENDED BY DELETING THE LAST PARAGRAPH THEREOF AND INSERTING THE FOLLOWING:

                The Reporting Persons, in the aggregate, beneficially own 5,793,150 shares of Common Stock or 10.04% of the outstanding Common Stock of the Issuer based on 48,129,176 shares outstanding as of October 31, 2002 as reported in the Quarterly Report on Form 10-Q of the Issuer for the period ended September 30, 2002 and 9,578,943 shares issued pursuant to the Stock Purchase Agreement, dated as of November 14, 2002, between the Issuer and Investors listed therein (the "Stock Purchase Agreement"). Neither the fact of this filing nor anything contained herein shall be deemed to be an admission by any of the Reporting Persons that a group exists within the meaning of the Exchange Act.

        ITEM 4 OF THE SCHEDULE 13G, "OWNERSHIP" IS HEREBY AMENDED BY ADDING THE
FOLLOWING:

                Pursuant to the Exchange Act and regulations thereunder, the Reporting Persons may be deemed as a group to have acquired beneficial ownership of 5,793,150 shares of Common Stock, which represents 10.04% of the outstanding Common Stock of the Issuer.

                LLURA L. GUND may be deemed to have beneficial ownership in the aggregate of 3,320,572 shares of Common Stock, which constitutes 5.75% of the outstanding Common Stock of the Issuer. Of these shares, Llura L. Gund has sole power to vote and sole power to dispose of an aggregate of 1,000,000 shares of Common Stock by virtue of her position as the sole trustee of certain trusts as listed below and may be deemed to have shared power to vote and shared power to dispose of 2,320,572 of Common Stock by virtue of her position as co-trustee of certain trusts as listed below:

                Gordon Gund - Grant Gund Trust (Ms. Gund serves
                    as sole trustee)                                     500,001

                Gordon Gund - G. Zachary Gund Trust (Ms. Gund
                    serves as sole trustee)                              499,999

                Dionis Trust (Ms. Gund serves as co-trustee
                    with Gordon Gund)                                  2,270,572

                Anna Barrow Beakey 1998 Trust (Ms. Gund serves
                    as co-trustee with Gail Barrows)                      25,000

                Katharine Barrows Dadagian 1998 Trust (Ms. Gund
                    serves as co-trustee with Gail Barrows)               25,000

                GRANT GUND may be deemed to have beneficial ownership in the aggregate of 1,281,439 shares of Common Stock, which constitutes 2.22% of the outstanding Common Stock of the Issuer. Of these shares, Grant Gund has sole power to vote and sole power to dispose of 351,666 shares of Common Stock by virtue of his individual ownership of such shares and may be deemed to have shared power to vote and shared power to dispose of 929,773 shares of Common Stock by virtue of his position as co-trustee of certain trusts as listed below:

CUSIP NO.  016255101                                         PAGE 11 OF 13 PAGES

                Gordon Gund - Grant Gund Generation Skipping Trust
                    (Mr. Grant Gund serves as co-trustee with
                    Richard T. Watson, Rebecca H. Dent and
                    George Gund III)                                     839,473

                Llura Blair Gund Gift Trust (Mr. Grant Gund serves
                    as co-trustee with Rebecca H. Dent)                   45,300

                Grant Owen Gund Gift Trust (Mr. Grant Gund serves
                    as co-trustee with Rebecca H. Dent)                   45,000

                G. ZACHARY GUND may be deemed to have beneficial ownership in the aggregate of 1,191,139 shares of Common Stock, which constitutes 2.06% of the outstanding Common Stock of the Issuer. Of these shares, G. Zachary Gund has sole power to vote and sole power to dispose of 351,666 shares of Common Stock by virtue of his individual ownership of such shares and may be deemed to have shared power to vote and shared power to dispose of 839,473 shares by virtue of his position as co-trustee with Richard T. Watson, Rebecca H. Dent and George Gund III of the Gordon Gund - G. Zachary Gund Generation Skipping Trust.

                GORDON GUND, as co-trustee with Llura L. Gund for the Dionis Trust, may be deemed to have shared power to vote and shared power to dispose of 2,270,572 shares of Common Stock, which constitutes 3.93% of the outstanding Common Stock of the Issuer. In addition, he may be deemed to have beneficial ownership of the 1,050,000 shares beneficially owned by Llura L. Gund, his spouse, which represents 1.82% of the outstanding Common Stock of the Issuer. He disclaims beneficial ownership of these shares.

                RICHARD T. WATSON, as co-trustee with Grant Gund, Rebecca H. Dent and George Gund III for the Gordon Gund - Grant Gund Generation Skipping Trust and as co-trustee with G. Zachary Gund, Rebecca H. Dent and George Gund III for the Gordon Gund - G. Zachary Gund Generation Skipping Trust, may be deemed to have shared power to vote and shared power to dispose of 839,473 shares of Common Stock owned by each trust, for an aggregate beneficial ownership of 1,678,946 shares of Common Stock, which constitutes 2.91% of the outstanding Common Stock of the Issuer.

                REBECCA H. DENT may be deemed to have shared power to vote and shared power to dispose of an aggregate of 1,769,246 shares of Common Stock, which constitutes 3.07% of the outstanding Common Stock of the Issuer, by virtue of her position as co-trustee for certain trusts as indicated below:

                Gordon Gund - Grant Gund Generation Skipping Trust
                    (Ms. Dent serves as co-trustee with Grant
                    Gund Richard T. Watson and George Gund III)          839,473

                Gordon Gund - G. Zachary Gund Generation Skipping
                    Trust (Ms. Dent serves as co-trustee with
                    G. Zachary Gund, Richard T. Watson and
                    George Gund III)                                     839,473

                Llura Blair Gund Gift Trust (Ms. Dent serves as
                    co-trustee with Grant Gund)                           45,300

                Grant Owen Gund Gift Trust (Ms. Dent serves as
                    co-trustee with Grant Gund)                           45,000

CUSIP NO.  016255101                                         PAGE 12 OF 13 PAGES

                GEORGE GUND III, as co-trustee with Grant Gund, Richard T. Watson and Rebecca H. Dent for the Gordon Gund - Grant Gund Generation Skipping Trust and as co-trustee with G. Zachary Gund, Richard T. Watson and Rebecca H. Dent for the Gordon Gund - G. Zachary Gund Generation Skipping Trust, may be deemed to have shared power to vote and shared power to dispose of 839,473 shares of Common Stock owned by each trust, for an aggregate beneficial ownership of 1,678,946 shares of Common Stock, which constitutes 2.91% of the outstanding Common Stock of the Issuer.

                GAIL BARROWS, as co-trustee with Llura L. Gund for the Anna Barrows Beakey 1998 Trust and the Katharine Barrows Dadagian 1998 Trust, may be deemed to have shared power to vote and shared power to dispose of 25,000 shares of Common Stock owned by each trust, for an aggregate beneficial ownership of 50,000 shares of Common Stock, which constitutes 0.04% of the outstanding Common Stock of the Issuer.

CUSIP NO.  016255101                                         PAGE 13 OF 13 PAGES

        ITEM 10. CERTIFICATIONS. (See Instructions)

                By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

                After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


        Date:  November 25, 2002


                                                  /s/ Theodore W. Baker*
                                                 ----------------------------
                                                 Name:  Theodore W. Baker
                                                 Attorney-in-Fact for the
                                                 Reporting Persons

* The Power of Attorney authorizing Theodore W. Baker to act on behalf of the Reporting Persons was attached to the Schedule 13G as Exhibit B.

         ATTENTION:        INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT
CONSTITUTE FEDERAL CRIMINAL VIOLATIONS

                           (SEE 18 U.S.C. 1001)